Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

    As of December 31, 2020, Globalstar, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law, Title 8 of the Delaware Code, for additional information.

Common Stock
General.    We are authorized to issue 1.9 billion shares of common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable.
Dividends.    Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit facilities, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.
Voting Rights.    Each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote. While Thermo Capital Partners, L.L.C. and any of its affiliates (collectively, “Thermo”), beneficially own 45% or more of the shares of our common stock, two directors will be elected by a vote of the holders of shares of common stock not affiliated with Thermo (“Minority Directors”). Additionally, even if Thermo owns 70% or more of the voting power of our stock, Thermo may not vote more than 69.9% of the voting power of the shares eligible to vote in the election of any directors.
Preemptive Rights.    Holders of common stock do not have preemptive rights with respect to the issuance and sale by the company of additional shares of common stock or other equity securities of the company.
Liquidation Rights.    Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.
Preferred Stock
Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

Exhibit 4.3
There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.
The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.
No shares of our preferred stock are outstanding. We have no current plans to issue any shares of preferred stock.
Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law
The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of the Company.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws provide that:
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, action can be taken by written consent signed by the number of stockholders necessary to authorize or take such action at a meeting;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of the majority of the holders of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our bylaws;
•our board of directors is expressly authorized to make, alter or repeal our bylaws;
•stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;
•our board of directors are divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;
•our board of directors is authorized to issue preferred stock without stockholder approval;
•if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors;
•while Thermo owns a majority of our outstanding capital stock entitled to vote in the election of directors, directors may be removed with or without cause; provided that, Thermo may not vote on, or consent to, or have any voting power in respect to, the removal without cause of the Minority Directors; and

Exhibit 4.3
•we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

    The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for three years after the person becomes an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an “interested stockholder” because it acquired more than 15% of our outstanding stock prior to the completion of our initial public offering.
For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our company.
Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement

Exhibit 4.3
stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.
Forum Selection Provision
Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Company to the Company or to the Company’s shareowners, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Company’s Certificate of Incorporation or Bylaws (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).
Section 27(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) confers exclusive jurisdiction over all suits and actions to enforce a liability or duty created under the Exchange Act or the rules and regulations thereunder. Accordingly, the provisions above do not apply to any such suits or actions. In addition, a recent decision of the Delaware Court of Chancery has held that exclusive forum provisions of the kind included in the Company’s Bylaws do not apply to claims arising under the Securities Act of 1933. Unless action by the Delaware legislature or the Delaware courts provides otherwise, the provisions above will also not apply to such claims.
This forum selection provision may limit the ability of holders of our shares to bring a claim arising in other instances in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the Company and/or our directors and officers. Alternatively, if a court outside of the State of Delaware were to find this forum selection provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or claims described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our business, prospects, financial condition and results of operations.
Strategic Review Committee
    As part of the settlement of the previously disclosed shareholder action against us, captioned Mudrick Capital Management, LP, et al. v. Monroe, et al., C.A. No. 2018-0699-TMR, our certificate of incorporation and bylaws were amended to require us to form a Strategic Review Committee that is required to remain in existence for as long as Thermo beneficially owns 45% or more of our outstanding common stock. To the extent permitted by applicable law, the Strategic Review Committee has exclusive responsibility for the oversight, review and approval of, among other things and subject to certain exceptions, any acquisition by Thermo of additional newly-issued securities of the Company and any transaction between the Company and Thermo with a value in excess of $250,000. The approval of any of the foregoing transactions will require the vote of at least three members of the Strategic Review Committee.

Exhibit 4.3
Limitation of Liability of Directors
Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and
•for any transaction from which the director derived an improper personal benefit.

Listing
Our common stock is listed on the NYSE American under the trading symbol “GSAT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services LLC.